Exhibit 2.1

SHARE SALE AND PURCHASE AGREEMENT

THIS SHARE SALE AND PURCHASE AGREEMENT is made on 18th November 2024

BETWEEN

Hsu Shou Hung an individual having its address at the following:

2F, No. 178-5, Sec 2, Chang’An E. RD. ZHONGSHAN DIST. TAIPEI CITY

(hereinafter referred to as the “Seller”)

AND

DFP Holdings Limited, a company having its principal place of business at the following address:

1/F., No. 22, Lane 50, Section 3, Nangang Road, Nangang District, Taipei City 115607, Taiwan

(hereinafter referred to as the “Buyer”)

AND

DFP Leadership Academy Sdn Bhd, a company limited liability company incorporated under the laws of Malaysia, with registration number: 1520860-T and having its principal place of business at the following address:

B-23A-08, G-Vestor Tower, Pavilion Embassy, 200 Jalan Ampang, 50450 Kuala Lumpur.

(hereinafter referred to as the “Company”). The Seller and Buyer and Company are collectively referred to as the “Parties”.

WHEREAS

The Seller is the beneficial owner of 500,000 ordinary shares in DFP Leadership Academy Sdn Bhd and is desirous of selling the Shares to the Buyer who is willing to buy the Shares.

1. DEFINITIONS

“Act” means the Companies and Section 105 of the Companies Act, 2016.

“Agreement” means this Shares Sale and Purchase Agreement.

“Authorization” means any consent, registration, filling agreement, certificate, license, approval, permit, authority or exemption from, by or with, any authority and all corporate, creditors and shareholders approvals or consent.

“Business” means the business of the Company as specified in the Company’s Articles.

“Relevant Authorities” includes any government in any jurisdiction, whether federal, state, provisional, territorial or local, minister, department, officer, commission, delegate, instrumentality, agency, board, authority or organization of any government or in which any government is interested.

“Completion” means the process of completing the sale and purchase of the Shares in accordance with the terms and conditions of this Agreement.

“Completion Date” means the date by which all the requirement for completion have been fulfilled and that is on 30th June 2025.

“Purchase Price” means the total sum to be paid by the Buyer in exchange for the Shares.

“Encumbrance” means any mortgage, change (whether fixed or floating), pledge, lien option, right of retention of title or any other form of security interest or any obligation (including any conditional any condition obligation) to create any of the same.

“Full Title Guarantee” means the Company’s right to allot Shares with good title and free form any Encumbrance.

“Information Memorandum” means the document containing the particulars of the Company and the proposed sale of Shares.

“Material adverse Change” means any change that may adversely affect:

(I)	the ability of the Seller to perform its obligations under this Agreement; and

(II)	the validity and enforceability of this Agreement.

“Shares” means 500,000 ordinary shares to proceed the payment of RM10,000.00 (Ringgit Malaysia: Ten Thousand only) equivalent which shall be sold and transferred to the Buyer pursuant to the terms of this Agreement.

“Transaction” means the purchase of the Shares by the Buyer.

2. SALE AND PURCHASE OF SHARES

a. Subject to the terms of this Agreement, the Seller hereby agrees to sell 500,000 ordinary shares in DFP Leadership Academy Sdn Bhd, a private limited liability company incorporated under the laws of Malaysia to the Buyer.

b. The Seller undertakes that the Shares purchased herein by the Buyer shall be free form all Encumbrances and all rights, titles and beneficial interest attaching or accruing on the Shares, including any dividend distributions shall unconditionally become the property of the Buyer from the Completion Date.

3. THE PURCHASE PRICE

The Purchase Price for the sales of the Shares shall be for a nominal fee of RM10,000.00 (Ringgit Malaysia: Ten Thousand only).

4. TERMS OF PAYMENT AND POSSESSION

a. The Buyer shall pay the Purchase Price on or before 18th June 2025.

b. The above payment shall be made by the Buyer to the Seller by bank transfer.

c. The Purchase Price shall be paid into the following account:

Account Name: Hsu Shou Hung

Account Number: XXXXXXXXXX

Name of Bank: XXXXX

Title of Transaction: Payment for Shares

5. CONDITION PRECEDENT

The completion of this Agreement and the purchase of the Shares by the Buyer is conditional upon the fulfilment of the following:

(I)	this Agreement and any other agreement entered into by the Parties in connection with the share sale and purchase have been duly executed by all the Parties;

(II)	the Warranties and representations herein true and correct.

6. COMPLETION

a. The Agreement shall complete on 30th June 2025.

b. The completion shall be held at the following place:

B-23A-08, G-Vestor Tower, Pavilion Embassy, 200 Jalan Ampang, 50450 Kuala Lumpur.

c. The sale and purchase shall be completed subject to:

(I)	the conditions precedents to the transfer of the ownership has been satisfied in full or waived by mutual agreement; and

(II)	the Buyer has paid the Purchase Price in full.

7. POST-COMPLETION OBLIGATIONS

The Parties have the following obligations upon completion:

a.	registration of the Buyer as a shareholder of record in the books of the Company shall be effected.
b.	the Company shall make all such necessary fillings at the Relevant Authorities to give effect to the changes in the shareholding structure of the Company, including the filling of the Form of Transfer of Securities in respect of the share transfer to the Buyer, as well as any other fillings required to give full effect to this Transaction:
c.	the Seller and the Company shall deliver to the Buyer, all the relevant documents, records, correspondence, files and other papers relating to this Transaction.

8. OWNERSHIP AND TITLE TO THE SHARES

The Seller’s ownership and title to the Shares and risk thereon shall devolve to the Buyer on the date of payment Provided that the Buyer shall not be responsible for any liability previously incurred by the Seller prior to the Completion Date.

9. REPRESENTATIONS AND WARRANTIES OF SELLER

a. The Seller hereby covenant and represent to the Buyer as follows:

(I)	that both the Seller and the Company has the legal right and capacity to enter into this Agreement and perform its obligations here under and is not in violation of any laws of the Relevant Authorities or any regulation or order to which it may be subject to and that upon the execution of this Agreement by the Buyer, the Agreement shall be valid, binding and enforceable upon all the Parties to the Agreement:

(II)	that there are no pending legal proceedings threatened against the Seller or any other legal impediments which could adversely affect the validity and enforceability of the share sale to the Buyer. The Seller is not subject to any order, writ, injunction or any other order of any court, government or regulatory authority which could adversely affect the validity of this Transaction:

(III)	that all necessary authorization to complete this Transaction has been obtained.

(IV)	that there are no Material Adverse Changes which would have an adverse effect on the Seller’s capacity to sell the Shares and the Company’s capacity to register the shares in the name of the Buyer:

(V)	that after Completion, the Company shall register the Buyer’s name as beneficial and legal owner of the Shares in the register of shareholders of the Company.

b. The Seller also covenants no to do as follows between the date of this Agreement and the Closing Date:

(I)	sell, lease, pledge, mortgage or otherwise dispose of the Shares:

(II)	enter into any contract, agreement, commitment or option with involves the sale of the Shares with any other Party other than the Buyer.

10. REPRESENTATIONS AND WARRANTIES OF BUYER

a. The Buyer represents and warrants to the Seller as follows:

(I)	that the Buyer has the full power and authority to enter, perform and carry out it’s the obligations under this Agreement;

(II)	that the Buyer has taken all the necessary corporate actions required by its organizational documents to permit it to enter and perform its obligations under this Agreement and other Transaction Documents;

(III)	that the Buyer is not wound up;

(IV)	that the Buyer has the financial capability to pay the Purchase Price and shall make all payments on time;

(V)	that the execution, delivery and performance of this Agreement is not impaired by any other valid agreement to which it is a party.

b. The Buyer hereby declare and acknowledge that it has conducted its own due diligence investigations on the business affairs of the Company and has not relied only on the information contained in the Information Memorandum.

11. TERMINATION

a. This Agreement may be terminated as follows:

(I)	by the Parties when they mutually agree that the Agreement should be terminated;

(II)	by the Seller where the Buyer fails to purchase the Shares on the Completion Date or fails to perform its obligations under this Agreement; or

(III)	by either of the Parties if the Seller is unable to satisfy the condition precedents.

b. Any Party wishing to terminate this Agreement pursuant to this, shall deliver the following written notice to the other Party; i.e. 30 days of its intention to terminate this Agreement; or

c. No party shall be under any liability to the other Party by the reason of such termination in clause c above, If the Purchase Price or any part thereof has been paid, the Seller shall refund the amount paid.

12. REMEDIES

a. In the event of non-performance by the Buyer of any of its obligations under this Agreement, the Seller may:

(I)	rescind the sale, in which event the ownership of the Shares will devolve to the Seller and any Purchase Price paid shall be refunded to the Buyer;

(II)	the Seller shall be entitled to injunctive and other equitable reliefs.

b. The Seller may seek recovery of all reasonable costs and expenses and other injunctive and equitable reliefs notwithstanding the fact that the Seller has rescinded the Agreement.

13. INDEMNITY

Each Party hereby undertakes to indemnity and hold each other harmless against any costs, losses, claims damages, expenses, liabilities (joint or several) or actions in respect thereof, which the other Party may incur in the event that any Representation or Warranties by the Party contained in this Agreement which turns out inaccurate or if any Party is in breach of the covenants contained in this Agreement.

14. CONFIDENTIALITY OBLIGATIONS

a. The Parties agree as follows:

(I)	to keep the confidential information secret at all times:

(II)	not to distribute, disclose, reproduce or otherwise communicate any confidential information to any person or entity other than the related parties to this Agreement;

(III)	not to disclose the confidential information or allow any unauthorized disclosure to any third party without the prior consent of the other Party; and

(IV)	not to use the confidentiality information in whole or in part for any purpose except for the Purpose stated in this agreement.

b. The Parties agree and undertake to treat all information with respect to this Agreement as confidential and confidential information shall be handled in a way as to prevent any unauthorized disclosure thereof.

c. Each Party undertakes to take proper and reasonable measures to ensure the confidentiality of the confidential information.

d. The provision of this clause shall not prohibit the disclosure of any information if and to the extent that:

(I)	it is required to be disclosed by any valid order of a court of competent jurisdiction or the rules of any governmental or regulatory authority or agency in which the receiving party shall notify the other Party;

(II)	the disclosure or use is required to vest the full benefit of this Agreement;

(III)	it is in the public domain by no default of the receiving party;

(IV)	it is disclosed to professional advisers who are also bound to ensure the confidentiality of the confidential information.

e. The receiving parties undertake that upon the execution of this Agreement any breach on their part will entitle the disclosing party to specific performance and any other form of equitable relief to enforce the provisions of this Agreement.

f. The Parties shall continue to be bound by this confidentiality obligation even after this Agreement has been terminated.

15. FORCE MAJEURE

a. Neither party shall before the Completion Date be liable for any failure to fulfil any term of this Agreement if the fulfilment has been delayed, hindered, interfered with or prevented by force majeure which for the purposes of this Agreement shall mean any circumstances:

(I)	which is beyond a party’s control.

(II)	which such party could not have reasonably avoided or overcome; and

(III)	which is not attributable to the other party.

b. Without prejudice to the generality of the foregoing, force majeure shall include the following events and circumstances:

(I)	riot, disorder, civil commotion, insurrection, embargo, trikes, lockout;

(II)	labour disputes of whatever nature, enemy action, blockage, sanction, hostilities (whether the war is declared or not), war, terrorist activities, epidemic, pandemic or any other Acts of God or inevitable accidents or unforeseen events.

16. NOTICES

a. All notice or communication given or made under this Agreement shall be in writing.

b. Any of such notice or communication shall be deemed to have been given if:

(I)	sent by personal delivery, upon delivery at the address of the relevant Party;

(II)	sent by courier service, upon receipt of confirmation of delivery;

(III)	sent by email, upon receipt of a confirmation of transmission.

c. The addresses for service of notices are as follows:

In the case of the Seller to:

Hsu Shou Hung

Address: 2F, No. 178-5, Sec. 2, Chang’An E. RD. ZhongShan Dist. Taipei City, Taiwan

Email: hsu@dfp-school.com

In the case of the Buyer to:

DFP Holdings Limited

Address: 1F, No. 22, Lane 50, Section 3, Nangang Road, Nangang District, Taipei City 115607, Taiwan

Attention: Mr. Hsu Shou Hung

Email: dfpleaderschool@gmail.com

In the case of the Company to:

DFP Leadership Academy Sdn Bhd

Address: B-23A-08, G-Vestor Tower, Pavilion Embassy, 200 Jalan Ampang, 50450 Kuala Lumpur.

Attention: Mr. Hsu Shou Hung

Email: dfpmalaysia888@gmail.com

d. Any Party may designate a different address by giving a notice in writing to the other Party.

17. SEVERABILITY

If any term, clause, or provision of this Agreement shall be judged to be invalid, void unenforceable and or illegal for any reason whatsoever, such invalidity, voidness, and unenforceability and or illegality shall not affect the validity enforceability legality or operation of any other term clause or provision and shall be deemed to have been deleted from this Agreement unless the term, clause, or provision held to be invalid, void, unenforceable and or illegal, substantially impairs the benefits of the remaining portion of this Agreement.

18. GOVERNING LAW

This Agreement shall be governed by and construed in all respects in accordance with the laws of Malaysia, and the Courts of Malaysia shall have the sole jurisdiction to adjudicate any dispute between the Parties hereto.

19. JURISDICTION

The Parties agree that the Malaysian courts shall have the exclusive jurisdiction to settle any dispute or claim min connection with this contract.

20. ASSIGNMENT

Neither of the Parties may assign nor transfer any of its rights, benefits or obligations under this Agreement.

21. ENTIRE AGREEMENT

This Agreement and any other document referred to in this Agreement, constitute the entire agreement between the Parties and supersedes any prior written or oral agreements made between them.

22. WAIVERS

Any term or provision of this Agreement may be waived in writing at any time by the Party entitled to such benefit. No delay, omission to exercise any right shall not be constructed as waiver.

23. COSTS OF AGREEMENT

The Seller shall pay all the legal costs and expenses of and incidental to this Agreement and all stamp duty payable on the transfer of the Shares.

24. BINDING EFFECT

This Agreement shall be binding upon the Parties hereto, their heirs, representatives, permitted assigns and successors-in-title respectively.

IN THE WITNESS WHEREOF the Parties have executed this Agreement the day and year first written above.

SIGNED by the within named Seller

Hsu, Shou-Hung

HSU SHOU HUNG

In the presence of:

Name: OH YEO LONG

Address: Ara Damansara, 47301 Selangor

Signature:

SCHEDULE

WARRANTIES

1. Incorporation and Power of the Company

The Company is a private company limited by shares, duly incorporated and validity existing under the laws of Malaysia and has the corporate power and has obtained the authorization to conduct its business as presently conducted and to enter into and comply with obligations under this Agreement and any other agreement referred to in this Agreement.

2. Books and Records

The books and record of the Company, including without limitation, its register of members, register of directors and secretary, minutes books, are complete and correct in all material respects and accurately and fairly reflect all meetings and corporate actions of the Company’s shareholder and Board of Directors, company secretary and the nature of the transactions of the Company.

3. Due Authorization

a. The Company has full power, capacity, authority and legal right to carry on its business as now conducted and to perform the obligations under this Agreement.

b. The execution, delivery and performance of this Agreement and any other referred in this Agreement and the consummation of this Agreement hereby are within its corporate powers, and have been duly authorized by all corporate actions and the parties executing and delivering this Agreement have been duly authorized to do so.

c. The Seller has obtained all the authorizations required to execute, perform and comply with all its obligations under this Agreement and the Transaction is validity authorized by all the necessary corporate actions of the Company and upon Completion, the Shares will be transferred to the Buyer, free from Encumbrances.

4. Title to Shares

The Seller has good title to all the Shares owned by it and the Shares are free and clear of any lien. The Shares are not subject to any outstanding option, warrant, call, preemptive right or similar right of any party to acquire same, or any lien except for the restrictions imposed by applicable laws of Malaysia. Upon Completion, title to the Shares shall be transferred to the Buyer.

5. No Conflict

The Seller’s execution and performance of its obligations under this Agreement does not:

(I)	conflict with any term and conditions of an agreement to which the Seller is a party or by which it is bound;

(II)	violate the provisions of the Articles of the Company;

(III)	violate any authorization, judgement, order or any statue or regulation applicable to the Seller;

(IV)	result in the creation or imposition of any lien upon the Shares of the Seller.

6. Material Adverse Change

No event or condition which could have a Material Adverse Change on the Seller has occurred.

7. Litigation

a. The Seller is not engaged in any litigation, arbitration or any administrative proceedings, the outcome of which may have a Material Adverse Change on the Transaction.

b. No judgement or order has been issued by any court, tribunal or any administrative body which may have a Material Adverse Change on the Transaction.

8. Compliance with Law

The Seller is in compliance with all laws and has not received any advice or notice of any non-compliance to any law or administrative order.

9. Disclosures

This Agreement, any document delivered in connection with this Transaction contains true statement of material fact.

Page 11 of 11